Exhibit 10.3

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

LICENSE AGREEMENT AMENDMENT NO. 1

Eisai Co., Ltd., a corporation organized and existing under the laws of Japan, with its registered office at 6-10 Koishikawa 4-chome, Bunkyo-ku, Tokyo, 112-8088, Japan (“Eisai”) and Radius Health, Inc., with its registered office at 950 Winter Street, Waltham.  MA 02451, U.S.A. (“Radius”) entered into the certain License Agreement effective as of June 29, 2006 (respectively, the “Agreement” and the “Effective Date”).

Pursuant to Article 16.1 of the Agreement, the Parties wish to enter into this Amendment No. 1 to the Agreement (“Amendment No. 1”) effective as of February 26, 2015 (the “Amendment Date”).  Capitalized terms used in this Amendment No. 1 and not defined herein are used with the meanings ascribed to them in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment No. 1, the Parties agree as follows:

1.  Defined Terms.  Article 1.17 of the Agreement is hereby amended to read in full as follows:

“1.17 “Territory” shall mean all the countries of the world.”

2.  Scope of Licenses.

(a) Article 2.1 of the Agreement is hereby amended to read in full as follows:

“2.1 Eisai hereby grants Radius, an exclusive license, under Eisai Patents and Eisai Know-How and Eisai’s undivided interest in Joint Patents, during the term of this Agreement, within the Territory, to research, Develop (to the extent permitted in this Agreement), have Developed, make, have made, use, promote, market, distribute, offer for sale, sell, have sold, import, export and otherwise commercialize the Compound and/or Product.  If Radius indicates that it wishes to Develop Combination Product, Radius shall have prior written approval of Eisai, which shall not be unreasonably withheld.  The license under this Article 2.1 includes the right to grant sublicenses (without the right of such sublicensees to grant further sublicenses); provided that: (a) with respect to any sublicensee (excluding any contract research organization, contract manufacturer or other contractor of Radius granted rights solely for use on behalf of Radius) of the rights to research, Develop, have Developed, make, have made, use, promote, market, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize the Product, Radius shall have prior written approval of Eisai before granting such sublicense which approval shall not be unreasonably withheld, or delayed with such determination being made with reference to the following criteria with respect to the sublicensee: (1) whether such sublicensee has the financial resources to assume the obligations of Radius with respect to the rights that are the subject of the sublicense; and (2) whether such sublicensee has personnel with skill and experience adequate to perform the obligations of Radius that are the subject of the sublicense. It is understood and agreed that Eisai may withhold such approval if such sublicensee has any material and active litigations with Eisai.  Eisai shall have twenty (20) business days to notify Radius whether it is granting or withholding its approval after Radius submits the identity of the proposed sublicensee and a summary of the material terms of the proposed sublicense agreement to Eisai, and if Eisai does not provide such notice within such 20-business day period, Eisai shall be deemed to have granted its approval; (b) Radius obtains each sublicensee’s written agreement to be subject to the same obligations as is Radius under the relevant terms of this Agreement (including Articles 6.1, 8.5, 9.5 and 11.1); (c) Radius shall remain responsible for the performance of all of its obligations under this Agreement, whether such obligations are performed by Radius, its Affiliates or any of its sublicensees; and (d) Radius shall pay Eisai [*] percent ([*]%) of upfront and milestone payments received from its

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

sublicensees pursuant to Article 4.1.  No license is granted with respect to activities of Radius outside of the purposes as expressly provided in this Article 2.1.  Radius shall provide to Eisai a fully signed copy of all sublicense agreements, within thirty (30) days of executing the same.”

(b) Article 2.2 of the Agreement is hereby amended to read in full as follows:

“2.2 This Article Intentionally Omitted.”

(c) Article 2.3 of the Agreement is hereby amended to read in full as follows:

“2.3 It is acknowledged and agreed that Radius will use its trademark for Product in the Territory.  Eisai acknowledges that all right, title and interest in and to Radius’ trademarks, including all goodwill related thereto, are and shall remain owned solely and exclusively by Radius.”

(d) Appendix B to the Agreement is hereby amended to read in full as follows:

“This Appendix B Intentionally Omitted.”

3.  Steering Committee.

(a) Article 3.5 of the Agreement is hereby amended to read in full as follows:

“3.5 Radius shall give a written report to Eisai on a quarterly basis with respect to the progress on the pre-clinical and clinical portions of the Development of Products in the Territory from the Effective Date.”

(b) Article 3.6 of the Agreement is hereby amended to read in full as follows:

“3.6 This Article Intentionally Omitted.”

4.  Fees.  Article 4.1 of the Agreement is hereby amended to read in full as follows:

“4.1 In consideration for the licenses set forth Article 2 herein, Radius shall pay Eisai the following nonrefundable milestone payments, regardless of whether or not Radius has sublicensed any of its rights under this Agreement:

Milestone Event	Payment
Execution of this Agreement	US$0.5 Million
Execution of this Amendment No. 1	US$0.4 Million
Acceptance of IND submission	US$[*] Million
the first Phase I completion	US$[*] Million
the first Phase II completion	US$[*] Million
the first Phase III completion	US$[*]Million
US NDA approval for Planned Indication	US$[*]Million
EMEA marketing approval for Planned Indication	US$[*]Million
Japanese Pharmaceuticals and Medical Devices Agency marketing approval for the first indication (this includes indications other than the Planned Indication)	US$[*]Million
each US NDA approval for indication other than Planned Indication	US$[*] Million
each EMEA marketing approval for indication other than Planned Indication	US$[*]Million
Each Japanese Pharmaceuticals and Medical Devices Agency marketing approval for indication other than the first Indication (this includes indications other than the Planned Indication)	US$[*]Million

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

Each milestone payment shall be due and payable within thirty (30) days after the achievement of the applicable milestone.  The milestones shall be due only for the first Product that achieves the milestone regardless of the number of Products that achieve such milestone; provided, that if the first Product does not achieve any milestone(s), such non-achieved milestones shall be paid on any subsequent Product that achieves such milestone.

In addition, in the event that Radius grants the sublicenses to any third parties pursuant to Article 2, in consideration for the sublicenses set forth Article 2 herein, Radius shall pay Eisai [*] percent ([*]%) of upfront and milestone payments received from such third parties within thirty (30) days after the receipt of such milestone payments.

All payments shall be paid by wire transfer of funds to an account at Eisai’s designated bank in Tokyo, and shall be paid in US dollars.”

5.  Supply of Compound.

(a) Article 5.1 of the Agreement is hereby amended to read in full as follows:

“5.1 This Article Intentionally Omitted.”

(b) Article 5.2 of the Agreement is hereby amended to read in full as follows:

“5.2 This Article Intentionally Omitted.”

(c) Article 5.3 of the Agreement is hereby amended to read in full as follows:

“5.3 This Article Intentionally Omitted.”

(d) Article 5.4 of the Agreement is hereby amended to read in full as follows:

“5.4 As manufacturer of the Product, Radius shall be responsible for:  the control of the quality of the Product promoted and sold under the Radius trademarks; as provided in Article 2.3.  Radius shall resolve any product liability issues in the Territory relating to the Product at its own expense and subject to Article 5.5.”

(e) Article 5.5 of the Agreement is hereby amended to read in full as follows:

“5.5 Radius’ obligations with respect to product liability in the Territory shall include the following responsibilities, each to be taken at Radius’ expense:

(a)  Radius shall report, at its expense, to appropriate authorities, in accordance with local requirements, all adverse events related to use of the Product in the Territory.

(b)  In the event that (i) Radius determines that an event, incident, or circumstance may result in the need for a recall or other removal of the Product or any lot or lots thereof from the market; (ii) any regulatory authority in the Territory threatens to remove a Product from the market; or (iii) any regulatory authority in the Territory requires distribution of a “Dear Doctor” letter or its equivalent regarding the use of Product, Radius shall promptly advise Eisai in writing, and shall provide Eisai with copies of all relevant correspondence, notices and the like.  Notwithstanding anything the contrary herein, Radius shall have final authority to make all decisions relating to any recall, market withdrawal or other corrective action with respect to the Product in the Territory.”

6.  Data.  Article 6.2 of the Agreement is hereby amended to read in full as follows:

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

“6.2 Notwithstanding the Article 6.1 above, Eisai and Radius shall share all preclinical and clinical data, including safety data post-approval.  All such data generated by Radius shall be owned by Radius.  All such data generated by Eisai in Japan during the period prior to the Amendment Date shall be owned by Eisai; provided that Radius can access and use such data without compensation.”

7.  Infringement Proceeds.  Article 6.12 of the Agreement is hereby amended to read in full as follows:

“6.12 In the event that either Party becomes aware of actual or threatened infringement of Eisai Patents, Radius Patents or Joint Patents anywhere in the world, it shall promptly notify the other Party thereof in writing, which such notice shall include all information available to the notifying Party regarding such alleged infringement.  With respect to infringement of Eisai Patents anywhere in the world, Eisai shall have the first right (but not the obligation) to pursue any and all injunctive, compensatory and other remedies (collectively, “Remedies”) against the infringing third party.  Eisai shall have a period of forty-five (45) days after delivery to it of such notice and information to elect to so enforce such Eisai Patents.  In the event Eisai does not so elect, it shall so notify Radius in writing within such 45-day period, and Radius shall have the right to commence a suit or take action to enforce the applicable Eisai Patents against such infringing third party in the Territory.  In the event Eisai has a reasonable business basis not to enforce such Eisai Patents in the Territory, with the determination of reasonableness taking into account the costs of such litigation, its likelihood for success, the potential damages or settlement recovery, and the potential for exposure to counterclaims and defenses against Eisai with respect to the validity of the Eisai Patents, it shall provide Radius such basis in writing within such forty-five (45) day period, in which case Radius shall not have such enforcement right in the Territory; provided that, if the Parties discuss in good faith and agree that there could have a big negative impact on the Net Sales by such infringement, Radius shall thereafter be entitled to the royalty adjustment(s) described in Article 4.3 with respect to the applicable country(ies) where such infringement exists as if no patent protection or data protection clauses are in effect for such country(ies).  The Party pursuing Remedies pursuant to this Article 6.12 in respect of Eisai Patents, Radius Patents or Joint Patents shall bear its own costs and expenses relating to such pursuit.

Any damages and other amounts collected in any suit or the settlement thereof that is the subject of this Article 6.12 shall be distributed first, to the Party that pursued Remedies to cover its costs and expenses and, second, to the other Party to cover its unreimbursed costs and expenses, if any, relating to the pursuit of such Remedies.  The balance, if any remaining after the Parties have been compensated for expenses shall be distributed to Radius in an amount equal to its lost profits or a reasonable royalty on the sales of the infringer with respect to activity in the Territory (whichever measure the court or settlement agreement uses to determine damages).  The balance, if any, remaining after Radius has been compensated for lost profits or lost sales and Eisai has been compensated for lost royalties with respect to infringement in the Territory shall be distributed:  (i) [*] ([*]) percent to Radius and [*] ([*]) percent to Eisai in case of Radius pursuing Remedies, and (ii) [*] ([*]) percent to Eisai and [*] ([*]) percent to Radius in case of Eisai pursuing Remedies.

With respect to infringement of Radius Patents anywhere in the world, Radius shall have the first right (but not the obligation) to pursue any and all Remedies against the infringing third party.  Radius shall have a period of forty-five (45) days after delivery to it of such notice and information to elect to so enforce such Radius Patents.  In the event Radius does not so elect, it shall so notify Eisai in writing within such 45-day period.

In the event that a third party infringes any Joint Patents, Radius shall have the first right (but not the obligation) to pursue Remedies against the infringing third party.

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

In any event as set forth in this Article 6.12, upon request from the other Party, Eisai and Radius shall assist one another and cooperate in the pursuit of Remedies, including without limitation joining such action as a party plaintiff if required by applicable law to pursue such action, without charge to the other Party for costs and expenses incurred thereby.”

8.  Risk Allocation with respect to Japan.  Article 11.2 of the Agreement is hereby amended to read in full as follows:

“11.2 Eisai shall indemnify and hold harmless Radius, its officers, directors, shareholders, employees, successors and assigns from any loss, damage, or liability, including attorney fees, resulting from any claim, complaint, suit, proceeding or cause of action against any of them by a third party arising out of or resulting from: (i) the negligence, recklessness or intentional acts or omissions of Eisai, its Affiliates, and licensees, and their respective directors, officers, employees, and agents; and (ii) any breach of a representation, warranty, covenant or agreement of Eisai hereunder; provided:

(a) Eisai shall not be obligated to indemnify or hold harmless Radius under this Article 11.2 to the extent that:

(i) such claim arose out of or was the result of the negligence, recklessness, or willful misconduct or intentional acts or omissions of any employee or agent of Radius; or

(ii) the injury was the result of any defect attributable to the act or failure to act by Radius; and

(b) Eisai shall not have any obligation to indemnify or hold harmless Radius under this Article 11.2 unless (i) Radius gives Eisai prompt written notice of any claim or lawsuit or other action for which it seeks to be indemnified under this Agreement, (ii) Eisai is given the opportunity to assume full authority and control over the defense, including settlement (provided that any settlement shall not result in any remaining obligation or liability on the part of Radius), against such claim or lawsuit or other action, and (iii) Radius cooperates fully with Eisai and its agents in defense of the claims or lawsuit or other action; and

(c) Radius shall have the right to participate solely at its own expense, in the defense of any such claim, complaint, suit, proceeding and its agents in d or cause of action, including any settlement or other disposition thereof, for which Radius seeks indemnification under this Agreement.”

9.  Change of Control.  Article 7.6 of the Agreement is hereby amended to read in full as follows:

“7.6 Radius shall notify Eisai in advance if Radius proposes to be acquired by or to transfer all of its pharmaceutical business assets (or an essential part of such assets) or fifty (50) percent or more of its voting stock to any third party person or organization, or to otherwise come under the control of, such a person or organization, whether resulting from merger, acquisition, consolidation or otherwise.  Eisai shall have twenty (20) business days following the receipt of such notice from Radius to notify Radius whether Eisai will deem the proposed change a termination event based on the criteria listed in items (1)-(3) below as well as the criteria listed in items (a)-(b) below and if Eisai does not provide such notice within such 20 business day period it will be deemed to have agreed that such change will not entitle Eisai to seek termination under this Article 7.6.  In the event that Radius gives such prior notice and is notified by Eisai that Eisai will deem the proposed change a termination event or Radius without giving such prior notice is acquired by or transfers all of its pharmaceutical business assets or an essential part of such assets to, or if fifty (50) percent or more of its voting stock is acquired by, or otherwise comes under the control of, a person or an organization, whether resulting from merger, acquisition, consolidation or otherwise, Radius shall promptly notify Eisai of such change and Eisai shall have the right to terminate this Agreement with notice to Radius delivered within thirty (30) days of the occurrence of such change in the event that Eisai reasonably determines that the person or organization assuming control of Radius is not able to perform this Agreement with the same degree of skill and diligence that Radius shall use, such determination being made with reference to the following criteria with respect to the person or organization assuming control of Radius: (1) whether such person or organization has the financial

Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

resources to assume the obligations of Radius with respect to Development and commercialization of Products; (2) whether such person or organization has personnel with skill and experience adequate to assume the obligations of Radius with respect to Development and commercialization of Products at the stage of Development and commercialization as of the date of such change; and (3) whether such person or organization expressly assumes all obligations imposed on Radius by this Agreement in writing and agrees to dedicate personnel and financial resources to the Development and commercialization of the Product that are at least as great as those provided by Radius.  Radius shall give Eisai information by which Eisai can reasonably determine whether such person or organization satisfies the above criteria together with the notice of such change.  It is understood and agreed that notwithstanding the above criteria listed in (1)-(3), Eisai shall have the right to terminate under this Article 7.6 if such person or organization: (a) has any material and active litigations with Eisai or (b) such person or organization is a hostile takeover bidder against Radius which has not been approved by the Board of Directors of Radius as constituted immediately prior to such change of control.  It is understood and agreed that an underwritten public offering of Radius’ common stock pursuant to a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, will not be considered a change of control triggering a termination right under this Article 7.6.”

10.  Ratification.  Except to the extent expressly amended by this Amendment No. 1, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment No. 1.

11.  General.  This Amendment No. 1 may be executed in counterparts, each of which will be deemed an original with all such counterparts together constituting one instrument

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Confidential Treatment Requested Under 17 C.F.R. §§ 200.80(b)(4) and 240-24b-2

IN WITNESS WHEREOF, the Parties, through their authorized representatives, have executed this Amendment No. 1 as of the Amendment Date.

EISAI CO., LTD.		RADIUS HEALTH, INC.

By:	/s/ Rami Suzuki	By:	/s/ Robert Ward
Name: Rami Suzuki		Name: Robert Ward
Title: President, Senior Group Officer,		Title: Chief Executive Officer
Global Business Development Unit